UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 18, 2006

INTRICON CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (651) 636-9770

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information contained in Item 5.02 with respect to compensation payable to Mr. Longval is hereby incorporated by reference into this item 1.01.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)          On July 18, 2006, Scott Longval, age 30, was appointed as Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Longval joined the Company in September, 2005 as Corporate Controller. Previously, he served in various financial positions, most recently as Principal Project Analyst, at ADC Telecommunications, Inc., an Eden Prairie, Minn.-based provider of innovative network infrastructure products and services, from March 2005 to September 2005. Prior to that, Mr. Longval was employed by Accellent, Inc., formerly MedSource Technologies, a Minneapolis-based provider of outsourcing solutions to the medical device market, most recently as Manager of Financial Planning and Analysis, from May 2002 to March 2005. Prior to that, Mr. Longval was employed by Arthur Andersen, most recently as Experienced Audit Senior, from September 1998 to April 2002.

Mr. Longval assumes the role of CFO from William J. Kullback, who resigned in May to pursue an opportunity outside of the Company.

Mr. Longval will receive an annual salary of $125,000 and will be entitled to receive a bonus under the Company’s 2006 bonus plan equal to up to 50% of his salary, prorated to the date of his appointment as chief financial officer. On July 18, 2006, Mr. Longval also received an option under the Company’s 2006 Equity Incentive Plan to purchase 25,000 shares of common stock at an exercise price of $5.30 per share that will become exercisable in three equal, annual installments beginning on July 18, 2007.

The press release issued by the Company in connection with Mr. Longval’s appointment is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

99.1  Press Release dated July 19, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IntriCon Corporation
By:	/s/ Mark S. Gorder
Mark S. Gorder Chief Executive Officer

Date:	July 24, 2006